Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Fourth Quarter and Year-End 2011 Results
and Announces Successful Deepwater Gulf of Mexico Appraisal Well

HOUSTON, TX— February 21, 2012 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $51 million, or $0.13 per basic and diluted share for the fourth quarter of 2011, compared to a net loss of $30 million, or $0.09 per basic and diluted share, for the fourth quarter of 2010.  Cobalt reported a net loss of $134 million, or $0.35 per basic and diluted share, for the year ended December 31, 2011, compared to a net loss of $136 million, or $0.39 per basic and diluted share, for the same period in 2010.

Cash expenditures (excluding changes in working capital) for the year 2011 were approximately $194 million.  Cobalt now estimates cash expenditures will be between $550 and $650 million for the year 2012.  This estimate has been increased since our previous announcement of $500-$550 million due primarily to increased Block 21 activity following the successful Cameia #1 pre-salt exploratory well results.  The increased cash expenditures for 2012 relative to 2011 anticipate increased U.S. Gulf of Mexico and offshore Angola drilling activity, and the payment of the first social bonus contribution for Angola Block 20.

Cash, cash equivalents and investments at year-end 2011 were approximately $1.54 billion.  This includes about $339 million designated for future operations held in escrow and collateralizing letters of credit, but excludes approximately $193 million in the TOTAL drilling fund for the Gulf of Mexico.  Cobalt continues to have no outstanding debt.

Gulf of Mexico Update

Cobalt today announced the successful results of its Heidelberg appraisal well, located in Green Canyon block 903 in the deepwater Gulf of Mexico.  This appraisal well, operated by Anadarko Petroleum Corporation, encountered approximately 250 net feet of oil pay in high-quality Miocene sands.

The well was drilled to a total depth of 31,030 feet in approximately 5,000 feet of water, about 1.5 miles south of the Heidelberg discovery well.  Log and pressure data from the appraisal and discovery wells indicate excellent quality, continuous and pressure-connected reservoirs with the same high-quality oil.  The initial Heidelberg discovery well was drilled in 2009 and encountered more than 200 net feet of oil pay.  Anadarko announced that it plans to immediately sidetrack the well to determine the downdip extent of the field and also plans to initiate pre-FEED (front-end engineering and design) activities to prepare for sanctioning and a development project.

“We are extremely pleased with the results of this appraisal well, because it confirms our geologic model for the Heidelberg/Ligurian structure and provides valuable reservoir information that will assist in planning for development of this field”, said James H. Painter, Executive Vice President, Gulf of Mexico.  “We look forward to the results of our Ligurian-2 well, which we are currently drilling in the northwest flank of the structure, and we expect to provide these well results during the second quarter of 2012.”

Cobalt has a 9.375% working interest in the Green Canyon 903 Heidelberg block.  Co-owners in the block include Anadarko (NYSE:APC), as operator (44.25% working interest), Apache Deepwater LLC, a subsidiary of Apache Corporation (NYSE, Nasdaq:APA) (12.5% working interest), Eni (NYSE:E) (12.5% working interest), Statoil (OSE:STL, NYSE:STO) (12% working interest), and ExxonMobil (NYSE:XOM) (9.375% working interest).

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Richard A. Smith Vice President, Investor Relations and Planning +1 (713) 452-2322	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	Quarter Ending December 31,		Year Ended December 31,
	2011	2010	2011	2010
	($ in thousands)
Oil and gas revenue	$—	$—	$—	$—
Operating costs and expenses
Seismic and exploration	20,229	14,850	32,239	45,030
Dry hole expense and impairment	8,874	1,585	45,732	44,178
General and administrative	23,015	14,017	59,130	48,063
Depreciation and amortization	185	194	735	787
Total operating costs and expenses	52,303	30,646	137,836	138,058

Operating income (loss)	(52,303)	(30,646)	(137,836)	(138,058)
Other income (expense)
Interest income	1,189	850	4,199	1,582
Total other income (expense)	1,189	850	4,199	1,582

Net income (loss) before income tax	(51,114)	(29,796))	(133,637)	(136,476)
Income tax expense	—	—	—	—
Net income (loss)	$(51,114)	$(29,796))	$(133,637)	$(136,476)

Basic and diluted income (loss) per share	$(0.13)	$(0.09)	$(0.35)	$(0.39)
Weighted average common shares outstanding	387,079,046	350,220,189	376,603,520	349,342,050

Consolidated Balance Sheet Information:

	As of December 31,
	2011	2010
	($ in thousands)
Cash and cash equivalents	$292,546	$302,720
Short-term restricted cash	69,009	—
Short-term investments	858,293	534,933
Total current assets	1,335,094	889,632
Total property, plant and equipment	863,326	463,769
Long-term restricted cash	270,235	338,515
Long-term investments	47,232	40,003
Total assets	2,527,944	1,746,443

	As of December 31,
	2011	2010
	($ in thousands)
Total current liabilities	238,069	24,559
Total long-term liabilities	210,961	2,850
Total stockholders’ equity (387,531,630 and 350,733,998 shares issued and outstanding as of December 31, 2011 and 2010, respectively)	2,078,914	1,719,034
Total liabilities and stockholders’ equity	2,527,944	1,746,443

Consolidated Statement of Cash Flows Information:

	Year Ended December 31,
	2011	2010
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(57,795)	$(133,264)
Investing activities	(430,391)	(758,372)
Financing activities	478,012	101,256